EXHIBIT 10.2


BID MONKEY
TERMS AND CONDITIONS By using the Internet liquidation auction service, you agree to follow the above guidelines. In addition, you agree to the following Terms and Conditions: Bidmonkey.com is merely an a venue for on line liquidation auctions and does not act as a guarantor regarding the price or completion of such transactions on its site. Adult themed or Pornographic listings are STRICTLY PROHIBITED.

     * The use of private user information, other than as expressly permitted by these Terms and Conditions is strictly prohibited.
     * Bidmonkey.com is not responsible for damage or loss caused by errors in the system or the Internet. The system may be unavailable unexpectedly as a result of errors or circumstances beyond our control. Use Bidmonkey.com at your own risk.
     * Bidmonkey.com disclaims any implied warranty of merchantability or fitness for a particular purpose.
     * In no event shall Bidmonkey.com's total liability to you for all damages, losses, and causes of action (whether in contract, tort including, but not limited to, negligence), or otherwise exceed the amount paid by you to Bidmonkey.com, if any, that is related to the cause of action.
     * By bidding on an item at auction you demonstrate your intention and ability to purchase that item. Not buying the item after the auction closes may be legally actionable by the seller and/or cause suspension or termination of your account.
     * Bidmonkey.com cannot guarantee that we will notice or prevent users from registering with false demographic information.
     * Users agree to refrain from sending unsolicited commercial e-mail to other users.
     * Bidmonkey.com users may use available information about each other only to the extent necessary to facilitate Bidmonkey.com related transactions.
     * Bidmonkey.com will not remove or edit listings once they are entered into the service, except to comply or to end auctions with other terms in this agreement. Bidmonkey.com does, however, reserve the right to move listings from one category to another or to end auctions as appropriate, in its sole discretion.
     * Bidmonkey.com cannot guarantee that sellers will complete the sale of an item, or that buyers will go through with the purchase of an item; all risk is taken by the individual buyers and sellers. This includes but is not limited to risks associated with dealing with foreign nationals, underage persons, or persons acting under false pretense.
     * All parties agree not to circumvent, nor attempt to circumvent, Bidmonkey.com (i.e. complete a sale without paying commissions) in any listed auction transaction, for a period of 180 days (six months) from the date of the close of an auction. This shall apply to any and all transactions entered into by the parties and their principles, including sales of like or similar items to bidders who were not the high bidder, in a negotiated sale outside of the auction system. This includes each and every future transaction(s) for which contract and/or negotiations were made or initiated during the auction period. This agreement binds all parties, their employees, associates, agents, attorneys, accountants, assignees, heirs, transferees, and designees. In the event such sale(s) take place the seller will be liable for any and all commission due, plus the cost or expense of collection by Bidmonkey.com for the recovery thereof.
     * Bidmonkey.com cannot guarantee preservation of records, and may expire information without notice, at its sole discretion.
     * Sellers assume all risk and liability arising from their offer for sale of any item. Users agree to indemnify and hold Bidmonkey.com harmless with regard to loss or damage experienced through use of this service.
     * Bidmonkey.com disclaims any warranties expressed or implied on goods or services listed on its web site.
     * You expressly agree that exclusive jurisdiction for any claim or dispute resides in the courts of the State of Delaware. You further agree and expressly consent to the exercise of personal jurisdiction in the State of Delaware in connection with any dispute or claim involving Bidmonkey.com.
     * Bidmonkey.com is run as a service for the Internet business community and cannot take responsibility for the condition or quality of the items presented within its pages.
     * Bidmonkey.com cannot guarantee that we will notice or prevent any inappropriate use of the system.

     * Bidmonkey.com reserves the right to refuse service to anyone at any time.
     * Payment terms are to be agreed upon between seller and buyer. Bidmonkey.com is not involved in the transaction.
     * The laws of the state of Delaware, excluding its conflicts-of-law rules, govern the Auction Rules and these Terms and Conditions. As noted elsewhere, your conduct may be subject to other local, state, and national laws.
     * Bidmonkey.com and all Bidmonkey.com images are trademarks of Bidmonkey.com unless otherwise stated and may not be used without the prior written consent of Bidmonkey.com.
     * Shill bidding (or bidding in your own auction) on Bidmonkey.com is strictly prohibited.
     * Users must be of legal age with the ability to enter into binding contracts.
     * The Auction Rules and the Terms and Conditions of this Disclaimer supersede any prior agreements between you and Bidmonkey.com. The Auction Rules and the Terms and Conditions of this Disclaimer may be amended from time to time, by Bidmonkey.com in its sole discretion.
     * The auction of illegal items, including all counterfeit goods, are expressly prohibited. Bidmonkey.com will terminate the auction of any such items upon notification by the legitimate trademark or copyright holder and the Seller of such items may be subject to suspension.
     * Under no circumstances, including, but not limited to negligence, shall Bidmonkey.com be liable for any special or consequential damages that result from the use of, or the inability to use, the materials in this site, even if Bidmonkey.com or a Bidmonkey.com authorized representative has been advised of the possibility of such damages. Applicable law may not allow the limitation or exclusion of liability or incidental or consequential damages, so the above limitation or exclusion may not apply to you.
     * Bidmonkey.com does not assume responsibility for the content or the context of the listings.
     * By listing an item on Bidmonkey.com for auction, Seller agrees to pay Bidmonkey.com a non refundable commission fee of 1% (One Percent) based on the final selling price. Seller agrees that it does not purchase exclusive rights to a web page on the Bidmonkey.com Internet liquidation auction site but instead pays for a listing on a Bidmonkey.com owned web page. Seller acknowledges that Bidmonkey.com may, in its sole discretion, and without a requirement for consent by or remuneration to any Seller, place third party advertisements on any web page within the Bidmonkey.com site. Copyright 1999 Bidmonkey.com, no part of this document may be copied or utilized in any way without the express written approval of Bidmonkey.com and/ or 24 Hr Auction Inc.